Exhibit 99.1

Contact:	Lesley Ogrodnick
508-293-6961
lesley.ogrodnick@emc.com
EMC Names William D. Green to Board of Directors

HOPKINTON, Mass. - July 2, 2013 - EMC Corporation (NYSE:EMC) today announced the appointment of William D. Green (59) to the EMC Board, effective immediately. Mr. Green is the former Chairman of Accenture plc. His appointment expands the size of the EMC Board of Directors to twelve.

Joe Tucci, EMC Chairman and Chief Executive Officer, said, “We are honored to welcome Bill Green to the EMC Board. Bill is an experienced and seasoned leader with outstanding operating experience, a deep understanding of the IT industry and broad international business expertise. His contributions will serve to help EMC better execute on its strategy during this highly transformative time in our industry and ensure the company's continued success.”

From August 2006 until his retirement in February 2013, Mr. Green served as Chairman of Accenture, a global management consulting, technology services and outsourcing company. From September 2004 through December 2010, he served as Accenture's Chief Executive Officer. Mr. Green joined Accenture in 1977 and became a partner in 1986. Mr. Green has been a Director of McGraw-Hill Financial, Inc. since 2011.

Mr. Green attended Dean College and is a member of its Board of Trustees. He received a Bachelor of Science Degree in Economics and a Master of Business Administration from Babson College, as well as an Honorary Doctor of Laws.

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About EMC

EMC Corporation is a global leader in enabling businesses and service providers to transform their operations and deliver IT as a service. Fundamental to this transformation is cloud computing. Through innovative products and services, EMC accelerates the journey to cloud computing, helping IT departments to store, manage, protect and analyze their most valuable asset - information - in a more agile, trusted and cost-efficient way. Additional information about EMC can be found at www.EMC.com.

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